Exhibit 99.1

PRESS RELEASE

Agile Software Corporation 6373 San Ignacio Avenue San Jose, CA 95119 Voice: (408) 284-4000 Fax: (408) 284-4002

Media Contact
Terri Pruett
Agile Software Corporation
Terri.Pruett@agile.com
408-284-4048

Agile Announces Exchange Offer For Outstanding

Employee Stock Options

Also Announces Early Adoption of FAS 123R

San Jose, CA. — July 11, 2005 — Agile Software, Inc. (Nasdaq: AGIL), a leading provider of product lifecycle management (PLM) solutions, today announced that the Company has filed an exchange offer with the SEC under which it is offering to exchange certain outstanding employee stock options for new options to purchase shares of its Common Stock. Agile also announced that it has adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) effective May 1, 2005.

Exchange Offer

Agile is offering to exchange outstanding options with an exercise price of $6.76 per share or greater for new options with an exercise price of $0.001. The exchange ratio in the offer is one new option share for each three old option shares tendered for exchange. Participation in the offer is voluntary, and is limited to current employees. Non-employee members of the board of directors are not eligible to participate. In the past, Agile has granted stock options to attract, motivate and reward the most qualified employees and to strengthen the alignment of interests between its employees and stockholders. Agile believes that providing this offer to its employees will both improve its ability to retain key employees and will substantially reduce its option “overhang.”

As of June 30, 2005, there were options to purchase an aggregate of approximately 19.5 million shares of common stock outstanding, of which options to purchase approximately 14 million shares are eligible for exchange in the exchange offer. If Agile receives and accepts for exchange all outstanding eligible options, the company’s total outstanding options will decrease by approximately 9.3 million shares and outstanding options will decrease from 36.3% of outstanding stock to 18.9% of outstanding stock. For financial accounting purposes, Agile will record a compensation expense of up to $5 million in connection with the exchange, assuming all eligible options are exchanged. The actual number of new options that will be issued, and the actual accounting charge, will depend upon the participation rate in the exchange offer. The compensation expense will be recognized over the vesting term of the new options.

The description of the stock option exchange offer contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Agile Software. The offer to exchange is a part of a tender offer statement on Schedule TO that Agile has filed with the SEC, copies of which will be delivered to eligible option holders.

Financial Accounting Standard

Agile also announced today that the Company has adopted FAS No. 123R effective as of May 1, 2005. In December 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS 123R as a revision of FAS No. 123, as amended, Accounting for Stock-Based Compensation. SFAS 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under the prior accounting standard, Agile was generally not required to record any compensation expense in its financial statements related to the issuance of equity awards to its employees. Under SFAS 123R, however, Agile will be required to recognize compensation expense for share-based payments made to employees and consultants based on the fair value as of the date of grant. For Agile, the provisions of SFAS 123R would not have become effective until of May 1, 2006, but for its election to adopt the statement earlier. FASB generally encourages early adoption.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business ResultsSM program, Agile helps companies get the most from their products. Alcatel, Boeing, Dell Inc., Flextronics International, Hitachi, Leapfrog, Lockheed Martin, Magna Steyr, Siemens, QUALCOMM and ZF are among the over 10,000 customers that have licensed Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

Safe Harbor Statement

This press release contains “forward-looking statements” as defined under securities laws, including statements relating to the Company’s expectations regarding the option exchange and accounting treatment for stock options on the Company’s financial results in the current and future periods. Actual results may differ materially and adversely from those expressed in any forward-looking statements. These factors include, but are not limited to, uncertainty as to the number of eligible options that will be exchanged, the possibility that FAS 123R will be changed, amended or interpreted, thereby changing the Company’s current assessment of the effects of the adoption of FAS 123R and other risk factors detailed in the Company’s filings with the Securities and Exchange

Commission. For additional information regarding the risks inherent in our business, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended April 30, 2004, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2005, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.